ADVANCED SERIES TRUST

THE PRUDENTIAL SERIES FUND

AMENDMENT TO SUBADVISORY AGREEMENTS

WHEREAS, AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) and/or Prudential Investments LLC and Pacific Investment Management Company LLC (“Subadviser”) hereby agree to amend each of the seven (7) subadvisory agreements (including any amendments or supplements thereto) listed below (each, and “Agreement” and collectively, the “Agreements”) by adding certain text to Section 1 of each such Agreement, effective as of November 15, 2008.

WHEREAS, the Agreements that are affected by this Amendment consist of the following:

1.

Subadvisory Agreement, dated as of May 1, 2003, by and among AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.), Prudential Investments LLC, and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST PIMCO Total Return Portfolio.

2.

Subadvisory Agreement, dated as of May 1, 2003, by and among AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.), Prudential Investments LLC, and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST PIMCO Limited Maturity Portfolio.

3.

Subadvisory Agreement, dated as of March 17, 2006, by and among AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.), Prudential Investments LLC, and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST High Yield Portfolio.

4.

Subadvisory Agreement, dated as of March 17, 2006, by and among AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.), Prudential Investments LLC, and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST Advanced Strategies Portfolio.

5.

Subadvisory Agreement, dated as of January 1, 2006, by and among Prudential Investments LLC and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the Diversified Conservative Growth Portfolio.

6.

Subadvisory Agreement, dated as of January 1, 2006, by and among Prudential Investments LLC and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the SP PIMCO High Yield Portfolio.

7.

Subadvisory Agreement, dated as of January 1, 2006, by and among Prudential Investments LLC and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the SP PIMCO Total Return Portfolio.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.         Services of Sub-Advisor. The following is added as clause (xi) or as the last paragraph, as applicable, of Section 1 of each Agreement:

“Notwithstanding any other provision to the contrary, the Sub-Advisor shall have no obligation to perform the following services or to have employees of the Sub-Advisor perform the following roles, as applicable: (a) preparing and filing material for distribution to shareholders of the Trust, including statistical information about the Trust and material regarding the Trust's performance or investments; (b) providing employees of the Sub-Advisor to serve as officers of the Trust; or (c) providing employees of the Sub-Advisor to serve as the Trust's Chief Compliance Officer and associated staff.”

2.         Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.         Defined Terms. Full Force and Effect. Capitalized terms used but not defined herein shall have the meaning given to them in the Agreements. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreements shall remain unchanged and continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date provided above.

AST INVESTMENT SERVICES, INC.	PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

Name:	________________________________	Name:	_________________________________
Title:	________________________________	Title:	_________________________________

PRUDENTIAL INVESTMENTS LLC:

Name:______________________________________________

Title:	__________________________________

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